PTC Announces Q4 and FY’14 Results; Provides Q1 and FY’15 Outlook,
and Updated Long-Range Targets

NEEDHAM, MA, November 5, 2014 - PTC (Nasdaq: PTC) today reported results for its fourth fiscal quarter ended September 30, 2014.

Highlights
•	Q4 Results:
o	Non-GAAP revenue of $368 million, up 7% over Q4’13 non-GAAP revenue and up 6% on a constant currency basis
o	Non-GAAP EPS of $0.67, up 13% year over year and up 12% year over year on a constant currency basis
o	Non-GAAP operating margin of 26.2%, down 120 basis points year over year and down 130 basis points year over year on a constant currency basis
o	GAAP revenue of $367 million, GAAP operating margin of 9.8% and GAAP EPS of $0.33
o
Q4 non-GAAP revenue contribution from acquired businesses Enigma (acquired on July 11, 2013), NetIDEAS (acquired on September 5, 2013), ThingWorx (acquired on December 30, 2013), Atego (acquired on June 30, 2014), and Axeda (acquired on August 11, 2014) was $16 million

•	FY’14 Results:
o	Non-GAAP revenue of $1,358 million, up 5% on a reported and constant currency basis over FY’13 non-GAAP revenue
o	Non-GAAP EPS of $2.17, up 20% year over year and up 19% year over year on a constant currency basis
o	Non-GAAP operating margin of 25.1%, up 300 basis points year over year and up 280 basis points year over year on a constant currency basis
o	GAAP revenue of $1,357 million, GAAP operating margin of 14.5% and GAAP EPS of $1.34
o	FY’14 non-GAAP revenue contribution from acquired businesses was $24 million

•	Guidance:
o	Please see table below for detailed guidance and key assumptions

A reconciliation between the GAAP and non-GAAP results for Q4’14 and FY’14 is contained in the tables attached to this press release.

Results Commentary
James Heppelmann, president and chief executive officer, commented, “FY’14 was an important year for PTC. From a strategic perspective we made significant investments in the Internet of Things (IoT) space, which we believe have established us as a leader in the fast-growing market for smart, connected products. This, combined with strong product offerings in our core CAD, PLM, ALM, and SLM markets, positions us to deliver new customer opportunities and drive accelerating growth in FY’15 and beyond. From a financial perspective, we achieved 5% revenue and 20% non-GAAP EPS growth in FY’14, delivering on our 2009 commitment to grow non-GAAP EPS 20% per year over five years. From FY’09 through FY’14 we have generated a 22% non-GAAP EPS CAGR and a 34% CAGR in operating cash flow.”

Heppelmann added, “Looking at fourth quarter results, PTC non-GAAP revenue and EPS exceeded the high end of our guidance range, driven by solid performance across multiple businesses and geographic regions. Non-GAAP license revenue of $113 million increased 7% year over year on a constant currency basis. From a geographic perspective, on a constant currency basis, non-GAAP license revenue in Europe was up 28%, in the Americas was up 14%, in Japan was up 7%, and in the Pacific Rim was down 29%.”

Heppelmann continued, “For the second straight quarter we saw strong growth in our core CAD and Extended PLM (EPLM) businesses. EPLM license revenue grew 11% year over year on a constant currency basis driven by growth in our ALM business versus a soft compare in Q4’13. CAD license revenue was up 9% year over year on a constant currency basis, helped by strong growth in sales of Creo® modules, eLearning, and a multi-million dollar license purchase of one of our heritage products. License revenue for our SLM & IoT business was down 12% on a constant currency basis, with growth in IoT more than offset by lower levels of revenue in our SLM business, when compared to a very strong SLM performance in Q4’13. Looking ahead to FY’15, we are encouraged by our current SLM pipeline and the forthcoming introduction of connected SLM applications, and we believe our SLM business will return to double digit license growth. In the IoT space, we believe that our market leadership position within the application enablement platforms space, combined with an ability to sell IoT solutions to new and existing PTC customers, will enable us to achieve healthy double digit growth rates in this business through FY’18.”

“We had 33 large deals (recognized license + services revenue of more than $1 million) in Q4’14, down from 45 in Q4’13, including two mega deals (a transaction resulting in recognized license revenue of over $5 million in the quarter) in Q4’14, one in the Americas and one in Europe, compared to no mega deals in Q4’13. Our mix of large deal revenue in Q4’14 was skewed more heavily toward license. During the quarter we recognized revenue from leading organizations such as Applied Materials, Chico’s FAS, Inc., China North Engine Research Institute, Dell Computer, Doosan, Embraer, Hanesbrands, Iseki & Co., Liebherr, Lockheed Martin, Man Truck & Bus, Raytheon, SMS Siemag, and Solar Turbines,” remarked Heppelmann.

Jeff Glidden, chief financial officer, commented, “From a profitability standpoint, we delivered $0.67 non-GAAP EPS, above our guidance range, driven by a good mix of revenue and a lower tax rate, offset by lower gross profit due to excess capacity in our professional services business and investments we are making in select strategic customer engagements, as well as higher operating expenses due to our acquisitions of Atego and Axeda, and by investments in our Internet of Things business. As previously announced, we took a $27 million restructuring charge in Q4 in support of integrating the recently acquired Atego and Axeda businesses and the continued evolution of our business model. We expect the annualized effect of the expense reductions to be approximately $30 million, which is already contemplated in our guidance. In Q4, we achieved a 26.2% non-GAAP operating margin and generated $51 million in operating cash flow. For the full year operating cash flow increased 36% to $305 million.”

Updated Long-Range Targets and FY’15 Outlook Commentary
Heppelmann remarked, “Looking out to FY’18 we believe we can achieve approximately 15% per year non-GAAP EPS growth, driven by a healthy mix of revenue growth, further non-GAAP operating margin expansion to 28% to 30% by FY’17 and into FY’18, reduced share count through our capital allocation strategy, and improved tax outlook.”

“Looking at FY’15, we see several headwinds facing our business, including indications of a slowdown in manufacturing activity in Europe, Japan, and China, which may result in fewer large deals and mega deals in FY’15 relative to FY’14. These challenges notwithstanding, we are encouraged by an expanding pipeline of opportunities, particularly in our SLM & IoT businesses, which are less tied to macroeconomic trends in the manufacturing space,” said Heppelmann.

“Additionally,” Heppelmann continued, “there are two significant variables to consider as we think about our financial performance in FY’15. First, the depreciation of the Euro and Yen relative to the U.S. dollar have a significant impact on our financial results. On a constant currency basis, we are targeting revenue growth of 4% to 6% and non-GAAP EPS growth of more than 15%. Second, due to evolving customer preferences as well as acquisitions we have made in the IoT space, we are offering subscription pricing as an option for most PTC products starting in FY’15. In order to better align our reporting with how we think about our business, we will be changing our line of business revenue disclosure to: (1) perpetual license & subscription solutions; (2) support; and (3) professional services. As part of this new line of business breakdown, cloud services (formerly known as managed services) revenue, which was previously included in our Professional Services line of business, will now be included within our perpetual license & subscription solutions line of business.”

Detailed guidance using current currency assumptions and our new line of business breakdown is outlined in the table below. Glidden added, “Importantly, we assume 85% of our Perpetual License & Subscription Solutions business in Q1’15 and FY’15 will be perpetual license sales, down from approximately 92% in FY’14. The remainder of our Perpetual License & Subscription Solutions revenue is a combination of run-rate revenue from previous bookings plus new and renewal subscription solutions bookings (subscription software and cloud services), of which a portion will be recognized as revenue during the quarter and year, and the balance of which will be recorded as billed in deferred revenue and be recognized ratably over the remaining term of the subscription (as run-rate revenue).”

“If a greater percentage of our customers elect our subscription offering than our base case assumption, it will have an adverse impact on revenue, operating margin, cash flow and EPS growth relative to our guidance. Should this happen, we believe it will be net present value positive to PTC over the long-term and we will provide relevant information to help investors understand how our business model is evolving,” concluded Glidden.

Q1 and FY’15 Guidance Table – Growth Rates Reflect Recast Historical Results
	Q1'15	Q1'15	FY'15	FY'15
	Low	High	Low	High
Perpetual license & subscription solutions	70	85	405	425
% mix of perpetual license	85%	85%	85%	85%
Support	180	180	700	700
Professional services	60	60	260	260
Total non-GAAP revenue	310	325	1,365	1,385
Perpetual license & subscription solutions growth	-16%	2%	4%	10%
Support growth	6%	6%	1%	1%
Professional services growth	-16%	-16%	-6%	-6%
Total non-GAAP revenue growth	-5%	0%	0%	2%
Non-GAAP gross margin	74%	74%	75%	76%
GAAP gross margin	72%	72%	73%	73%
Non-GAAP operating margin	23%	24%	26%	26%
GAAP operating margin	13%	14%	16%	16%
Total GAAP adjustments	33	33	125	125
Other income (expense)	-4	-4	-15	-15
Non-GAAP tax rate	18%	18%	18%	18%
GAAP tax rate	25%	25%	25%	25%
Share count	117	117	117	117
Non-GAAP EPS	$0.47	$0.51	$2.33	$2.40
Non-GAAP EPS growth	-5%	3%	7%	10%
GAAP EPS	$0.20	$0.25	$1.33	$1.40
GAAP EPS growth	-39%	-24%	-2%	3%
FX Assumptions: USD/EURO = 1.25; YEN/USD = 115
Impact of currency fluctuation vs. Q1’14 on Q1’15 non-GAAP revenue guidance is ~$12 million and on non-GAAP EPS is ~$0.04
Impact of currency fluctuation vs. FY’14 on FY’15 non-GAAP revenue guidance is ~$50 million and on non-GAAP EPS is ~$0.15

The FY’15 guidance adjusts for the impact of the following items and their income tax effects, as well as any additional discrete tax items or restructuring costs: approximately $4 million for the effect of acquisition accounting on the fair value of acquired deferred revenue; approximately $57 million of stock-based compensation expense; approximately $55 million of intangible asset amortization expense; and approximately $9 million of other charges, net (primarily acquisition-related and pension plan termination related expenses).

The Q1 guidance adjusts for the impact of the following items and their income tax effects, as well as any additional discrete tax items or restructuring costs: approximately $2 million of the effect of acquisition accounting on the fair value of acquired deferred revenue; approximately $14 million of stock-based compensation expense; approximately $14 million of intangible asset amortization expense; and approximately $3 million of other charges, net (primarily acquisition-related and pension plan termination related expenses).

FY’15 non-GAAP guidance also excludes settlement losses related to the termination of our U.S. pension plan. While we expect to complete the termination process by September 30, 2015, the amount of the losses and timing of the charge is subject to the timing of regulatory approvals and the projected benefit obligations and assets in the plan measured as of the dates the settlements occur. We currently estimate the pre-tax settlement losses to be approximately $65 million.

Upcoming Investor Day Event
On November 13, we will host our FY’15 investor day event at the NASDAQ MarketSite in New York City. Investors will have the opportunity to hear from many of PTC’s key business leaders, who will provide additional insight into our future vision, corporate strategy and go-to-market approach, as well as a deeper look at our long-term financial targets and objectives.

Q4 and FY’14 Earnings Conference Call and Webcast
Prepared remarks for the conference call have been posted to the investor relations section of our website. The prepared remarks will not be read live; the call will be primarily Q&A.

What:	PTC Fiscal Q4’14 Conference Call and Webcast

When:	Thursday, November 6th, 2014 at 8:30am (ET)

Dial-in:	1-800-857-5592 or 1-773-799-3757 Call Leader: James Heppelmann Passcode: PTC

Webcast:	www.ptc.com/for/investors.htm

Replay:
The audio replay of this event will be archived for public replay until 5:00 pm (CT) on November 16th, 2014.
Dial-in: 866-373-9228  Passcode: 8132
To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, operating expenses, margin and EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue of Axeda and Servigistics, Inc., stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, certain identified non-operating gains and losses, and the related tax effects of the preceding items and discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results. PTC also provides results on a constant currency basis to provide a year-over-year view of our results excluding the effect of currency translation. Our constant currency disclosures are calculated by multiplying the actual results for the fourth quarter of 2014 by the exchange rates in effect for the comparable period in the prior year.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our fiscal 2015 and other future financial and growth expectations and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic climate may not improve or may deteriorate, the possibility that customers may not purchase or adopt our solutions when or at the rates we expect and that our pipeline deals may not convert as we expect, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or support growth rates that we expect, which could result in a different mix of revenue between license, service and support and could impact our EPS results, the possibility that customers may purchase more of our solutions as subscriptions, which would adversely affect near-term revenue, operating margins, and EPS, the possibility that we may be unable to improve services margins as we expect, the possibility that we may be unable to improve sales productivity as we expect, the possibility that our businesses, including the SLM business and the Internet of Things/Smart, Connected Products business, may not expand and/or generate the revenue we expect, the possibility that resource constraints and personnel reductions could adversely affect our revenue, the possibility that we may not generate sufficient operating cash flow to repurchase our shares as we plan or that other uses of cash may preclude such repurchases; the possibility that remedial actions relating to our previously announced investigation in China will have a material impact on our operations in China and that fines and penalties may be assessed against us in connection with this matter. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC, the PTC logo, ThingWorx, Creo, Servigistics, and all other PTC product names and logos are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries. All other companies referenced herein are trademarks or registered trademarks of their respective holders.

About PTC
PTC (Nasdaq: PTC) enables manufacturers to achieve sustained product and service advantage. PTC’s technology solutions help customers transform the way they create, operate and service products for a smart, connected, world. Founded in 1985, PTC employs approximately 6,000 professionals serving more than 28,000 businesses in rapidly-evolving, globally distributed manufacturing industries worldwide. Get more information at www.ptc.com.

Contact:
PTC Investor Relations
James Hillier, 781-370-6359
jhillier@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Revenue:
License	$112,573	$105,432	$369,691	$344,209
Service	72,067	72,269	295,009	294,653
Support	182,068	167,144	692,267	654,679
Total revenue	366,708	344,845	1,356,967	1,293,541

Cost of revenue:
Cost of license revenue (1)	8,315	8,270	31,663	33,004
Cost of service revenue (1)	65,210	62,871	256,876	258,954
Cost of support revenue (1)	22,329	20,388	85,144	81,081
Total cost of revenue	95,854	91,529	373,683	373,039

Gross margin	270,854	253,316	983,284	920,502

Operating expenses:
Sales and marketing (1)	95,835	90,734	357,447	360,640
Research and development (1)	60,387	55,127	226,496	221,918
General and administrative (1)	43,344	33,910	142,232	131,937
Amortization of acquired intangible assets	8,355	6,691	32,127	26,486
Restructuring charges	26,825	17,848	28,406	52,197
Total operating expenses	234,746	204,310	786,708	793,178

Operating income	36,108	49,006	196,576	127,324
Other income (expense), net	(3,740)	(599)	(10,464)	(1,090)
Income before income taxes	32,368	48,407	186,112	126,234
Provision (benefit) for income taxes	(6,387)	(8,059)	25,918	(17,535)
Net income	$38,755	$56,466	$160,194	$143,769

Earnings per share:
Basic	$0.33	$0.47	$1.36	$1.20
Weighted average shares outstanding	116,173	119,020	118,094	119,473

Diluted	$0.33	$0.47	$1.34	$1.19
Weighted average shares outstanding	118,275	121,267	119,984	121,240

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Cost of license revenue	$4	$4	$17	$21
Cost of service revenue	2,016	1,730	6,648	6,134
Cost of support revenue	1,034	941	3,745	3,324
Sales and marketing	2,399	3,340	10,982	11,326
Research and development	3,052	2,115	10,119	8,590
General and administrative	4,522	5,777	19,378	19,392
Total stock-based compensation	$13,027	$13,907	$50,889	$48,787

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30	September 30	September 30	September 30
	2014	2013	2014	2013

GAAP revenue	$366,708	$344,845	$1,356,967	$1,293,541
Fair value adjustment of acquired deferred license revenue	719	-	719	-
Fair value adjustment of acquired deferred service revenue	183	-	183	-
Fair value adjustment of acquired deferred support revenue	347	287	347	3,035
Non-GAAP revenue	$367,957	$345,132	$1,358,216	$1,296,576

GAAP gross margin	$270,854	$253,316	$983,284	$920,502
Fair value adjustment of acquired deferred license revenue	719	-	719	-
Fair value adjustment of acquired deferred service revenue	183	-	183	-
Fair value adjustment of acquired deferred support revenue	347	287	347	3,035
Fair value adjustment to deferred services cost	(65)	-	(65)	-
Stock-based compensation	3,054	2,675	10,410	9,479
Amortization of acquired intangible assets
included in cost of license revenue	4,702	4,695	17,746	18,586
Amortization of acquired intangible assets
included in cost of service revenue	91	26	366	-
Non-GAAP gross margin	$279,885	$260,999	$1,012,990	$951,602

GAAP operating income	$36,108	$49,006	$196,576	$127,324
Fair value adjustment of acquired deferred license revenue	719	-	719	-
Fair value adjustment of acquired deferred service revenue	183	-	183	-
Fair value adjustment of acquired deferred support revenue	347	287	347	3,035
Fair value adjustment to deferred services cost	(65)	-	(65)	-
Fair value adjustment to deferred commission costs	(102)	-	(102)	-
Stock-based compensation	13,027	13,907	50,889	48,787
Amortization of acquired intangible assets
included in cost of license revenue	4,702	4,695	17,746	18,560
Amortization of acquired intangible assets
included in cost of service revenue	91	26	366	26
Amortization of acquired intangible assets	8,355	6,691	32,127	26,486
Charges included in general and administrative expenses (3)	6,328	2,246	13,096	9,855
Restructuring charges	26,825	17,848	28,406	52,197
Non-GAAP operating income (2)	$96,518	$94,706	$340,288	$286,270

GAAP net income	$38,755	$56,466	$160,194	$143,769
Fair value adjustment of acquired deferred license revenue	719	-	719	-
Fair value adjustment of acquired deferred service revenue	183	-	183	-
Fair value adjustment of acquired deferred support revenue	347	287	347	3,035
Fair value adjustment to deferred services cost	(102)	-	(102)	-
Fair value adjustment to deferred commission costs	(65)	-	(65)	-
Stock-based compensation	13,027	13,907	50,889	48,787
Amortization of acquired intangible assets
included in cost of license revenue	4,702	4,695	17,746	18,560
Amortization of acquired intangible assets
included in cost of service revenue	91	26	366	26
Amortization of acquired intangible assets	8,355	6,691	32,127	26,486
Charges included in general and administrative expenses (3)	6,328	2,246	13,096	9,855
Restructuring charges	26,825	17,848	28,406	52,197
Non-operating one-time gain (4)	-	(594)	-	(5,717)
Income tax adjustments (5)	(20,440)	(29,990)	(43,528)	(77,834)
Non-GAAP net income	$78,725	$71,582	$260,378	$219,164

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED) - Continued
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30	September 30	September 30	September 30
	2014	2013	2014	2013

GAAP diluted earnings per share	$0.33	$0.47	$1.34	$1.19
Fair value adjustment of acquired deferred revenue	0.01	-	0.01	0.03
Fair value adjustment to deferred costs	-	-	-	-
Stock-based compensation	0.11	0.11	0.42	0.40
Amortization of acquired intangibles	0.11	0.09	0.42	0.37
Charges included in general and administrative expenses (3)	0.05	0.02	0.11	0.08
Restructuring charges	0.23	0.15	0.24	0.43
Non-operating one-time gain (4)	-	-	-	(0.05)
Income tax adjustments (5)	(0.17)	(0.25)	(0.36)	(0.64)
Non-GAAP diluted earnings per share	$0.67	$0.59	$2.17	$1.81

(2)	Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Twelve Months Ended
	September 30	September 30	September 30	September 30
	2014	2013	2014	2013
GAAP operating margin	9.8%	14.2%	14.5%	9.8%
Fair value adjustment of acquired deferred revenue	0.3%	0.1%	0.1%	0.2%
Fair value adjustment to deferred costs	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	3.6%	4.0%	3.8%	3.8%
Amortization of acquired intangibles	3.6%	3.3%	3.7%	3.5%
Charges included in general and administrative expenses (3)	1.7%	0.7%	1.0%	0.8%
Restructuring charges	7.3%	5.2%	2.1%	4.0%
Non-GAAP operating margin	26.2%	27.4%	25.1%	22.1%

(3)	Represents acquisition-related charges, as well as, costs related to terminating a U.S. pension plan of $0.3 million in the twelve months ended September 30, 2014.
(4)
The fourth quarter of 2013 includes a gain on investment of $0.6 million and the third quarter of 2013 includes a legal settlement gain of $5.1 million, which are both excluded from non-GAAP net income.

(5)
Income tax adjustments for the three and twelve months ended September 30, 2014 and 2013 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, and also include any identified tax items. In Q4'12, a valuation allowance was established against our U.S. net deferred tax assets. Similarly, in Q4’14, valuation allowances totaling $3.5 million were established against our foreign net deferred tax assets in two foreign jurisdictions. As the U.S. and the two foreign jurisdictions are profitable on a non-GAAP basis, the 2014 and 2013 non-GAAP tax provision is being calculated assuming there is no valuation allowance in these jurisdictions. The following identified tax items have also been excluded from the non-GAAP tax results. Fiscal year 2014 includes a tax benefit of $18.1 million related to the release of a portion of the valuation allowance as a result of deferred tax liabilities established for the acquisitions of ThingWorx in Q2’14 of $8.9 million and Axeda in Q4’14 of $9.1 million; and a $1.9 million tax benefit in Q4’14 resulting from tax authority clearance in a foreign jurisdiction of an acquired company. Q4'13 and fiscal year 2013 includes a non-cash benefit of $7.9 million related to the release of a portion of the valuation allowance as a result of the pension gain (decrease in unrecognized actuarial loss) recorded in accumulated other comprehensive income; a $4.1 million tax benefit related to the release of a portion of the valuation allowance as a result of deferred tax liabilities established in accounting for acquisitions completed in the Q4'13; and a $2.6 million tax benefit relating to a tax audit in a foreign jurisdiction of an acquired company. Fiscal year 2013 includes a tax benefit of $32.6 million related to the release of deferred tax liabilities established for the Servigistics acquisition recorded in Q1'13 and tax benefits of $3.2 million relating to the final resolution of a long standing tax litigation and completion of an international jurisdiction tax audit recorded in Q2'13.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	September 30,
	2014	2013

ASSETS

Cash and cash equivalents	$293,654	$241,913
Accounts receivable, net	235,688	229,106
Property and equipment, net	67,783	64,652
Goodwill and acquired intangible assets, net	1,349,400	1,042,216
Other assets	253,429	251,019

Total assets	$2,199,954	$1,828,906

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$382,544	$336,913
Borrowings under credit facility	611,875	258,125
Other liabilities	351,646	307,388
Stockholders' equity	853,889	926,480

Total liabilities and stockholders' equity	$2,199,954	$1,828,906

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Cash flows from operating activities:
Net income	$38,755	$56,466	$160,194	$143,769
Stock-based compensation	13,027	13,907	50,889	48,787
Depreciation and amortization	20,008	19,119	77,307	76,551
Accounts receivable	(7,071)	(18,566)	7,554	17,308
Accounts payable and accruals	36,746	14,732	8,538	6,208
Deferred revenue	(30,341)	(36,224)	24,998	6,727
Income taxes	(15,357)	(14,576)	(812)	(54,925)
Excess tax benefits from stock-based awards	(853)	(163)	(10,429)	(334)
Other	(3,749)	8,966	(13,687)	(19,408)
Net cash provided by operating activities (6)	51,165	43,661	304,552	224,683

Capital expenditures	(8,554)	(10,200)	(25,275)	(29,328)
Acquisitions of businesses, net of cash acquired (7)	(212,006)	(25,026)	(323,525)	(245,843)
Proceeds (payments) on debt, net	296,875	(10,000)	353,750	(111,875)
Proceeds from issuance of common stock	76	1,472	877	4,884
Payments of withholding taxes in connection with
vesting of stock-based awards	(108)	(22)	(26,857)	(14,996)
Repurchases of common stock	(125,000)	(19,959)	(224,915)	(74,871)
Excess tax benefits from stock-based awards	853	163	10,429	334
Credit facility origination costs	(3,811)	-	(7,931)	-
Other financing & investing activities	-	721	-	721
Foreign exchange impact on cash	(10,009)	4,072	(9,364)	(1,339)

Net change in cash and cash equivalents	(10,519)	(15,118)	51,741	(247,630)
Cash and cash equivalents, beginning of period	304,173	257,031	241,913	489,543
Cash and cash equivalents, end of period	$293,654	$241,913	$293,654	$241,913

(6)
Q4'14 and fiscal year 2014 include $1 million and $21 million in restructuring payments, respectively. Q4'13 and fiscal year 2013 include $6 million and $37 million in restructuring payments, respectively.

(7)
In fiscal year 2014, we completed the acquisitions of Axeda for $166 million (net of cash acquired) and Atego for $46 million (net of cash acquired) in Q4'14 and the acquisition of ThingWorx for $112 million (net of cash acquired) in Q2'14. During fiscal year 2014, we used cash flow from operations and borrowings under our credit facility to complete these acquisitions and to fund share repurchases. In fiscal year 2013, we completed the acquisition of Servigistics for $221 million (net of cash acquired) in Q1'13 which was funded with $230 million borrowed under our revolving credit facility in Q4'12 in contemplation of the acquisition closing.